(d)(2)(i)

FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

VOYA STRATEGIC ALLOCATION PORTFOLIOS, INC.

This First Amendment, effective as of January 1, 2017, amends the Sub-Advisory Agreement (the “Agreement”), dated November 18, 2014, between Voya Investments, LLC, an Arizona limited liability company (the “Manager”), and Voya Investment Management Co. LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of January 1, 2017.

NOW, THEREFORE, the parties agree as follows:

1.	Schedule A of the Agreement is hereby deleted and replaced with the Amended Schedule A attached hereto in order to modify the Annual Sub-Advisory Fee for Voya Strategic Allocation Conservative Portfolio, Voya Strategic Allocation Growth Portfolio, and Voya Strategic Allocation Moderate Portfolio, reflecting a trifurcated fee schedule.

2.	Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
VOYA INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Christopher Kurtz

Name:	Christopher Kurtz

Title:	Vice President, Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee
(as a percentage of average daily net assets)

Voya Strategic Allocation Conservative Portfolio	January 1, 2017	Underlying Funds[1] 0.02% Other Investments[2] 0.14% Direct Investments[3] 0.27%

Voya Strategic Allocation Growth Portfolio	January 1, 2017	Underlying Funds [1] 0.02% Other Investments[2] 0.14% Direct Investments[3] 0.27%

[1]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 1, 2017.

[2]	“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

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“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

Series	Effective Date	Annual Sub-Advisory Fee
(as a percentage of average daily net assets)

Voya Strategic Allocation Moderate Portfolio	January 1, 2017	Underlying Funds [1] 0.02% Other Investments[2] 0.14% Direct Investments[3] 0.27%

[1]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 1, 2017.

[2]	“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

[3]	“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

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